UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/17/2007

SCHOLASTIC CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-19860

DELAWARE	13-3385513
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

557 BROADWAY
NEW YORK, NY 10012
(Address of principal executive offices, including zip code)

(212) 343-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Not applicable.

(b) On January 17, 2007, Mary A. Winston tendered her resignation as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Scholastic Corporation (the "Company"), effective January 22, 2007. Ms. Winston will continue to serve as an employee of the Company through July 21, 2007, with the title of Executive Consultant, Finance. The terms of Ms. Winston's employment will be governed by a new agreement, providing for a base salary of $47,895 per month through July 21, 2007, and a severance payment, to be made in July or August 2007, in the amount of $574,740. In addition, the Company will accelerate the vesting of certain stock options and restricted stock unit awards made to Ms. Winston, and will extend the exercise period of the stock options through December 31, 2007. Ms. Winston will also receive, as consideration for confidentiality, non-competition and other covenants entered into with the Company in connection with her resignation, a payment of $599,740 to be made in July or August 2007.

(c) On and effective January 22, 2007, Maureen O'Connell will become the Executive Vice President and Chief Administrative Officer of the Company. Her duties as Chief Administrative Officer will include those of Chief Financial Officer and Chief Accounting Officer.

Prior to joining the Company, Ms. O'Connell, 45, served as the Chief Financial Officer of Affinion Group, Inc., a direct marketer of membership, insurance and loyalty programs (2006). Prior thereto, Ms. O'Connell was President and Chief Operating Officer (2003-2004) and Executive Vice President, Chief Financial Officer and Administrative Officer (2002-2003) of Gartner, Inc., a leading technology research and advisory firm listed on the New York Stock Exchange (the "NYSE"). Before joining Gartner, Inc., Ms. O'Connell was Executive Vice President - Finance (2002) and Chief Financial Officer (2000-2002) of Barnes & Noble, a leading bookstore and videogame specialty retailer listed on the NYSE.

Since 2002, Ms. O'Connell, has served on the Board of Directors of Beazer Homes USA, Inc., a NYSE listed company in the business of designing, selling and building primarily single-family homes. Until last November, she also served as Chair of that Board's Audit Committee.

There are no family relationships among Ms. O'Connell and any directors or officers of the Company.

There have been no transactions nor are there any proposed transactions between the Company and Ms. O'Connell that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Ms. O'Connell's terms of employment provide for an annual base salary of $650,000, and participation in the Company's Management Incentive Plan, with certain minimum guaranteed bonus amounts, and in the Management Stock Purchase Plan. Additionally, Ms. O'Connell will be recommended to the Company's Board of Directors for two grants of stock options aggregating 200,000 shares of Common Stock of the Company during 2007. If terminated during the first three years of employment, Ms. O'Connell will be entitled to a severance equal to twelve months' salary.

(d) Not applicable.

Item 7.01.    Regulation FD Disclosure

On January, 17, 2007, the Company issued a press release announcing the appointment of Ms. O'Connell as Executive Vice President, Chief Administrative Officer and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibits referred to herein, is being furnished to the Securities and Exchange Commission (the "SEC") and shall not be deemed to be incorporated by reference into any of the Company's filings with the SEC under the Securities Act of 1933.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1        Press Release of the Company dated January 17, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: January 17, 2007	By:	/s/ Devereux Chatillon
Devereux Chatillon
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release